                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                       EchoStar Communication Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
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    (4) Date Filed:

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



                                   April 29, 1998


DEAR SHAREHOLDER:

     It is a pleasure for me to extend to you an invitation to attend the 1998 Annual Meeting of Shareholders of EchoStar Communications Corporation ("EchoStar" or the "Corporation"). The Annual Meeting will be held on Friday, May 22, 1998, at 10:00 a.m. at the Corporation's headquarters located at 5701 South Santa Fe Drive, Littleton, Colorado 80120.

     The enclosed Notice of Meeting and Proxy Statement describes the proposals to be considered and voted upon at the Annual Meeting. During the Annual Meeting, we also will review EchoStar's operations and other items of general interest regarding the Corporation.

     We hope that all shareholders will be able to attend the Annual Meeting.
If you plan to attend, please check the appropriate box on your proxy card. Whether or not you plan to attend the Annual Meeting personally, it is important that you be represented. To ensure that your vote will be received and counted, please promptly complete, date and return your proxy card in the enclosed return envelope.

     On behalf of the Board of Directors and Management, I would like to express our appreciation for your support and interest in EchoStar. I look forward to seeing you at the Annual Meeting.


                                        /S/ CHARLES W. ERGEN


                                        CHARLES W. ERGEN
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

5701 South Santa Fe Drive - Littleton, Colorado 80120 - Tel: (303) 723-1000 -
Fax: (303) 723-1999

               NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS


TO THE SHAREHOLDERS OF ECHOSTAR COMMUNICATIONS CORPORATION:

     Please take notice that the Annual Meeting of Shareholders of EchoStar Communications Corporation ("EchoStar" or the "Corporation") will be held on Friday, May 22, 1998, at 10:00 a.m. at the Corporation's headquarters located at 5701 South Santa Fe Drive, Littleton, Colorado 80120, to consider and vote upon the following proposals:

     1.   Election of five directors of the Corporation;

     2. Ratification of the appointment of Arthur Andersen LLP as the independent accountants of the Corporation for the fiscal year ending December 31, 1998; and

     3. Transaction of such other business as may properly come before the Annual Meeting.

     Only shareholders of record at the close of business on April 9, 1998 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.


                    By Order of the Board of Directors

                    /S/ DAVID K. MOSKOWITZ

                    DAVID K. MOSKOWITZ,
                    SENIOR VICE PRESIDENT, GENERAL COUNSEL, CORPORATE SECRETARY
                          AND DIRECTOR


April 29, 1998

5701 South Santa Fe Drive - Littleton, Colorado 80120 - Tel: (303) 723-1000 -
Fax: (303) 723-1999

                                  PROXY STATEMENT
                                         OF
                        ECHOSTAR COMMUNICATIONS CORPORATION

GENERAL

     This Proxy Statement is being furnished to the shareholders of EchoStar Communications Corporation ("EchoStar" or the "Corporation") in connection with the Annual Meeting of Shareholders of the Corporation (the "Annual Meeting") to be held on Friday, May 22, 1998, at 10:00 a.m. at the Corporation's headquarters located at 5701 South Santa Fe Drive, Littleton, Colorado 80120.

     The mailing address of the Corporation is 5701 South Santa Fe Drive, Littleton, Colorado 80120. This Proxy Statement and the accompanying proxy are first being sent or given to shareholders on or about April 29, 1998, to shareholders of record on April 9, 1998 of the Corporation's Class A Common Stock, $0.01 par value ("Class A Shares"), Class B Common Stock, $0.01 par value ("Class B Shares"), and 8% Series A Cumulative Preferred Stock, $0.01 par value ("Preferred Shares"), collectively (the "Shares").

     The accompanying proxy is being solicited by the Board of Directors of the Corporation. It may be revoked by written notice given to the Corporate Secretary at any time before being voted. Proxies, which are attached to this form, properly executed, duly sent to the Corporation and not revoked will be voted for the election of Directors and on the other proposals described in this Proxy Statement, in accordance with the instructions set forth in the proxy.
The Board of Directors is not aware of any matters proposed to be presented at the Annual Meeting other than the election of Directors and the ratification of the appointment of Arthur Andersen LLP as the independent accountants of the Corporation for the fiscal year ending December 31, 1998. If any other proposal is properly presented, the persons named in the accompanying form of proxy will have discretionary authority to vote thereon in accordance with their best judgment. Presence at the Annual Meeting does not of itself revoke the proxy.

SECURITIES ENTITLED TO VOTE

     Shareholders of record on April 9, 1998 are entitled to notice of the Annual Meeting and to vote their Shares at the Annual Meeting. On that date, 15,102,516 Class A Shares, 29,804,401 Class B Shares, and 1,616,681 Preferred Shares were issued and outstanding. Each of the Class A Shares is entitled to one vote per share on each proposal to be considered by shareholders. Each of the Class B Shares and each of the Preferred Shares are entitled to ten votes per share on each proposal to be considered by shareholders.

VOTE REQUIRED

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of voting stock of the Corporation taken together shall constitute a quorum for the transaction of business at the Annual Meeting. The affirmative votes of a majority of the total voting power of the Corporation present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Arthur Andersen LLP as the independent accountants of the Corporation for the fiscal year ending December 31, 1998. The affirmative vote of a plurality of the total votes cast is necessary to elect a Director. No cumulative voting is permitted.

     With respect to proposals other than the election of Directors, the aggregate number of votes cast (i.e., those votes "for" or "against" the proposal, but not abstentions) will be counted for purposes of determining the minimum number of affirmative votes required for approval of the proposal, and the total number of votes cast "for" will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the proposal. An abstention from voting on the proposal by a shareholder at the Annual Meeting, as well as broker non-votes, will be considered for purposes of determining the number of total votes present at the Annual Meeting; however, such abstentions and broker non-votes will not be considered as votes "for" or "against" the proposal, and will therefore not be considered in determining whether the proposal passed.

     Through his ownership of Class B Shares and Preferred Shares, Charles W. Ergen, the President and Chief Executive Officer of the Corporation, possesses more than 95% of the total voting power of the Corporation. Mr. Ergen has stated that he will vote in favor of each proposal to be considered at the Annual Meeting and for the election of each of the nominee Directors. Accordingly, approval of the proposals and the election of each of the Directors is assured notwithstanding a negative vote by shareholders other than Mr. Ergen.

                       PROPOSAL NO. 1 - ELECTION OF DIRECTORS

NOMINEES

     At the Annual Meeting, shareholders of the Corporation will elect five (5) Directors, in each case to hold office until the next annual meeting of shareholders of the Corporation or until their respective successors shall be duly elected and qualified. The affirmative vote of a plurality of the total votes cast is necessary to elect a Director. Each nominee has consented to his nomination and has advised the Corporation that he intends to serve the entire term, if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE
                               NOMINEES NAMED HEREIN.
                     (ITEM NO.  1 ON THE ENCLOSED PROXY CARD).

     The nominees for Director of the Corporation are as follows:


Name                     Age   First Became Director     Position with the Corporation
-----------------------  ---   ---------------------     ----------------------------------------
Charles W. Ergen          45         1980                Chairman of the Board of Directors and
                                                           Chief Executive Officer
James DeFranco            45         1980                Director and Executive Vice President
David K. Moskowitz        40         1998                Director, Senior Vice President, General
                                                            Counsel and Secretary
Raymond L. Friedlob       53         1995                Director
O. Nolan Daines           38         1998                Director


     The following sets forth the business experience of each of the nominees over the last five years:

     CHARLES W. ERGEN. Mr. Ergen has been Chairman of the Board of Directors and Chief Executive Officer of EchoStar since its formation and, during the past five years, has held various executive officer and director positions with EchoStar's subsidiaries. Mr. Ergen, along with his spouse and James DeFranco, was a co-founder of EchoStar in 1980. Commencing in March 1995, Mr. Ergen also became a director of SSE Telecom, Inc. ("SSET"), a company principally engaged in the manufacture and sale of satellite telecommunications equipment.

     JAMES DEFRANCO. Mr. DeFranco, currently the Executive Vice President of EchoStar, has been a Vice President and a Director of EchoStar since its formation and, during the past five years, has held various executive officer and director positions with EchoStar's subsidiaries. Mr. DeFranco, along with Mr. Ergen and Mr. Ergen's spouse, was a co-founder of EchoStar in 1980.

     DAVID K. MOSKOWITZ. Mr. Moskowitz is the Senior Vice President, Secretary and General Counsel of EchoStar. In March 1998, Mr. Moskowitz was appointed to EchoStar's Board of Directors to fill the vacancy created by the resignation of Mr. R. Scott Zimmer. During the past five years, Mr. Moskowitz also has held various executive officer and director positions with EchoStar's subsidiaries. Mr. Moskowitz joined EchoStar in March 1990 and is responsible for all legal and regulatory affairs of EchoStar and its subsidiaries.

     RAYMOND L. FRIEDLOB. Mr. Friedlob has been a Director of the Corporation and a member of its Audit and Executive Compensation Committees since October 1995. Mr. Friedlob presently is a member of the law firm of Friedlob Sanderson Raskin Paulson & Tourttillott, LLC. Prior to 1995, Mr. Friedlob was a partner of Raskin & Friedlob, P.C., where he had practiced since 1970. Mr. Friedlob specializes in federal securities law, corporate law, transportation and taxation.

     O. NOLAN DAINES. In 1993, Mr. Daines founded DiviCom, Inc. ("DiviCom"). DiviCom is a global provider of standards-based MPEG-2 encoding product systems for digital video broadcasting. DiviCom's product lines include audio/video/data encoding and networking systems, as well as integration consulting and implementation services. Prior to founding DiviCom, Mr. Daines served as Executive Director of Engineering and System Architecture at Compression Labs Inc., where he led the development of digital video products and communications systems. In March 1998, Mr. Daines was appointed to EchoStar's Board of Directors to fill the vacancy created by the resignation of Mr. Alan M. Angelich.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors currently has an Executive Compensation Committee and an Audit Committee, both of which were established in October 1995. During 1997, the sole members of both the Audit and Executive Compensation Committees were Mr. Angelich and Mr. Friedlob. In March 1998, Mr. Angelich resigned from the Board of Directors of the Corporation. Upon appointment as a Director in March 1998, Mr. Daines became a member of the Executive Compensation and Audit Committees. The principal functions of the Audit Committee are to: (i) recommend to the Board of Directors the selection of independent public accountants; (ii) review management's plan for engaging the Corporation's independent public accountants during the year to perform non-audit services and consider what effect these services will have on the independence of the accountants; (iii) review the annual financial statements and other financial reports which require approval by the Board of Directors; (iv) review the adequacy of the Corporation's system of internal accounting controls; and (v) review the scope of the independent public accountants' audit plans and the results of the audit. The principal functions of the Executive Compensation Committee are to approve compensation of Executive Officers of the Corporation and to award grants to Executive Officers under and administer the Corporation's 1995 Stock Incentive Plan (the "Incentive Plan").

     The Board of Directors held thirteen meetings during the fiscal year ended December 31, 1997. The Compensation Committee held four meetings during 1997 and the Audit Committee held two meetings during 1997. Each Director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period in which he was a Director, and; (ii) the total number of meetings held by all committees of the Board of Directors on which he served during the periods that he served.

     Directors are elected annually and serve until their successors are duly elected and qualified. Officers serve at the discretion of the Board of Directors.

EQUITY SECURITY OWNERSHIP

     The following table sets forth, to the best knowledge of the Corporation, the beneficial ownership of the Corporation's equity securities as of March 31, 1998 by: (i) each person known by the Corporation to be the beneficial owner of more than five percent of any class of the Corporation's voting Shares; (ii) each Director or nominee of the Corporation; (iii) each executive officer named in the Summary Compensation Table (collectively, the "Named Executive Officers"); and (iv) all Directors and Executive Officers as a group. Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person's name.



                                                                                               NUMBER OF      PERCENTAGE OF
NAME (1)                                                                                         SHARES           CLASS
------------------------------------------------------------------------------------           ---------      -------------
8% SERIES A CUMULATIVE PREFERRED STOCK:
   Charles W. Ergen (2). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,535,847          95.0%
   James DeFranco. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             80,834           5.0%
   All Directors and Executive Officers as a Group (14 persons). . . . . . . . . . .          1,616,681         100.0%

6 3/4% SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK:
   All Directors and Executive Officers as a Group (14 persons). . . . . . . . . . .                450            *

CLASS A COMMON STOCK (3):
   Charles W. Ergen (4), (5), (15), (16) . . . . . . . . . . . . . . . . . . . . . .         31,581,566          63.7%
   FMR Corp. (6) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,337,034           4.7%
   James DeFranco (7), (15), (16). . . . . . . . . . . . . . . . . . . . . . . . . .          1,541,817           3.1%
   Wellington Management Company, LLP (8). . . . . . . . . . . . . . . . . . . . . .          1,837,100           3.7%
   David K. Moskowitz (9), (15), (16). . . . . . . . . . . . . . . . . . . . . . . .             71,021            *
   Michael T. Dugan (10), (15), (16) . . . . . . . . . . . . . . . . . . . . . . . .             43,267            *
   Steven B. Schaver (11), (15), (16). . . . . . . . . . . . . . . . . . . . . . . .             33,147            *
   O. Nolan Daines (12), (16). . . . . . . . . . . . . . . . . . . . . . . . . . . .              5,000            *
   Raymond L. Friedlob (13), (16). . . . . . . . . . . . . . . . . . . . . . . . . .              6,000            *
   All Directors and Executive Officers as a Group (14 persons) (14), (15), (16) . .         34,562,240          68.8%

CLASS B COMMON STOCK:
   Charles W. Ergen. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         29,804,401         100.0%
   All Directors and Executive Officers as a Group (14 persons). . . . . . . . . . .         29,804,401         100.0%

_______________
*  Less than 1%.

(1) Except as otherwise noted, the address of each such person is 5701 Santa Fe Drive, Littleton, Colorado 80120.
(2) Includes 1,125,000 Preferred Shares held in trust for the benefit of Mr. Ergen's minor children and other members of his family. Mr. Ergen's spouse is the trustee for that trust.
(3) The following table sets forth, to the best knowledge of the Corporation, the actual ownership of the Corporation's Class A Common Stock (including options exercisable within 60 Days) as of March 31, 1998 by: (i) each person known by the Corporation to be the beneficial owner of more than five percent of any class of the Corporation's voting Shares; (ii) each Director or nominee of the Corporation; (iii) each Named Executive Officers; and (iv) all Directors and Executive Officers as a group:


                                                                                               NUMBER OF      PERCENTAGE OF
NAME (1)                                                                                         SHARES           CLASS
------------------------------------------------------------------------------------           ---------      -------------
   CLASS A COMMON STOCK:
     FMR Corp. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2,337,034          14.7%
     Wellington Management Company, LLP. . . . . . . . . . . . . . . . . . . . . . .           1,837,100          11.6%
     James DeFranco. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,460,983           9.2%
     Charles W. Ergen. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             241,317           1.5%
     David K. Moskowitz. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              71,021            *
     Michael T. Dugan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              43,267            *
     Steven B. Schaver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              33,147            *
     O. Nolan Daines . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               5,000            *
     Raymond L. Friedlob . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               6,000            *
     All Directors and Executive Officers as a Group (14 persons). . . . . . . . . .           2,727,655          17.2%


(4) Includes: (i) 1,915 Class A Shares held in the 401(k) Plan; (ii) the right to acquire 58,142 Class A Shares within 60 days upon the exercise of employee stock options; (iii) 29,804,401 Class A Shares issuable upon conversion of Mr. Ergen's Class B Shares; (iv) 410,847 Class A Shares issuable upon conversion of Mr. Ergen's Preferred Shares and; (v) 1,125,000 Class A Shares issuable upon conversion of Preferred Shares held in trust for the benefit of Mr. Ergen's minor children and other members of his family.
(5) The percentage of total voting power held by Mr. Ergen is 93.7%, after giving effect to the exercise of the employee stock options.
(6)  The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts
     02109.
(7) Includes: (i) 1,915 Class A Shares held in the 401(k) Plan; (ii) the right to acquire 44,988 Class A Shares within 60 days upon the exercise of employee stock options; (iii) 80,834 Class A Shares issuable upon conversion of Mr. DeFranco's Preferred Shares; (iv) 751 Class A Shares held as custodian for his minor children; and (v) 375,000 Class A Shares controlled by Mr. DeFranco as general partner of a partnership.
(8) The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.
(9) Includes: (i) 1,813 Class A Shares held in the 401(k) Plan; (ii) the right to acquire 61,570 Class A Shares within 60 days upon the exercise of employee stock options; (iii) 166 Class A Shares held as custodian for his minor children; (iv) 3,000 Class A Shares owned by Mr. Moskowitz's spouse; and (v) 1,023 Class A Shares held as trustee for Mr. Ergen's children.
(10) Includes: (i) 1,853 Class A Shares held in the 401(k) Plan; and (ii) the right to acquire 41,423 Class A Shares within 60 days upon the exercise of employee stock options.
(11) Includes: (i) 1,684 Class A Shares held in the 401(k) Plan; and (ii) the right to acquire 31,432 Class A Shares within 60 days upon the exercise of employee stock options.
(12) Includes the right to acquire 1,000 Class A Shares within 60 days upon the exercise of employee stock options.
(13) Includes the right to acquire 6,000 Class A Shares within 60 days upon the exercise of employee stock options.
(14) Includes: (i) 14,486 Class A Shares held in the 401(k) Plan; (ii) the right to acquire 297,152 Class A Shares within 60 days upon the exercise of employee stock options; (iii) 375,000 Class A Shares held in a partnership;
     (iv) 1,616,681 Class A Shares issuable upon conversion of Preferred Shares;
     (v) 29,804,401 Class A Shares issuable upon conversion of Class B Shares;
     (vi) 101,023 Class A Shares held in the name of, or in trust for, minor children and other family members; and (vii) 3,947 Class A Shares owned by or jointly with family members.
(15) Includes 175,316 Class A Shares over which Mr. Ergen has voting power as Trustee for EchoStar's 401(k) Employee Savings Plan (the "401(k) Plan"). These shares also are beneficially owned through investment power by each individual 401(k) Plan participant. The Class A Shares individually owned by each of the

     Named Executives through their participation in the 401(k) Plan are included in each respective Named Executive's information above.
(16) Beneficial ownership percentage was calculated assuming exercise or conversion of all Class B Shares, Preferred Shares, Warrants and employee stock options exercisable within 60 days (collectively, the "Derivative Securities") into Class A Shares by all holders of such Derivative Securities. Assuming exercise or conversion of Derivative Securities by such person, and only by such person, the beneficial ownership of Class A Shares would be as follows: Mr. Ergen, 67.9%; Mr. DeFranco, 9.9%, less than one percent for Mr. Moskowitz, Mr. Dugan, Mr. Schaver, Mr. Daines and Mr. Friedlob, and all Officers and Directors as a group, 72.9%.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Executive Officers, Directors, and any person who directly or indirectly owns more than ten percent of a registered class of the Corporation's equity securities (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Class A Shares and other equity securities of the Corporation. Reporting Persons are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms that are filed with the SEC. Based solely on a review of the copies of such forms and amendments, if any, thereto, furnished to the Corporation for the 1997 fiscal year and written representations that no other reports were required, with the exception of Mr. Friedlob and Mr. Hager, all Reporting Persons made all required filings. Mr. Friedlob filed one amended Form 3 report with the SEC in November 1997. Mr. Friedlob also filed three amended Form 4 reports with the SEC in November 1997, which relate to: (i) a single transaction in May 1996; (ii) two transactions in March 1997; and (iii) two transactions in July 1997. Mr. Hager filed one late Form 3 report with the SEC in June 1997.

                    EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION SUMMARY

     Executive Officers are compensated by certain subsidiaries of the Corporation. The following table sets forth the cash and non-cash compensation for the fiscal years ended December 31, 1997, 1996 and 1995 for the Named Executive Officers.

                                                        SUMMARY COMPENSATION TABLE
                                                                                         LONG TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                           ------
                                                                                         SECURITIES
                                                                                         UNDERLYING
                                                                       OTHER ANNUAL        OPTIONS          ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR   SALARY       BONUS       COMPENSATION (1)       (#)        COMPENSATION (2)
------------------------------------------------------------------------------------------------------------------------
Charles W. Ergen                      1997  $190,000   $        -       $        -          30,000        $  13,044
CHAIRMAN AND CHIEF EXECUTIVE          1996   190,000            -                -          17,030          140,680
     OFFICER                          1995   190,000            -                -          14,705           15,158

James DeFranco                        1997  $160,000   $        -       $        -          30,000        $  13,094
EXECUTIVE VICE PRESIDENT AND          1996   160,000            -                -               -           48,990
     DIRECTOR                         1995   156,923            -                -          11,764           15,158

Michael T. Dugan                      1997  $160,000   $        -       $        -         138,820        $  13,094
PRESIDENT, ECHOSTAR                   1996   149,615            -                -          18,735           12,882
     TECHNOLOGIES CORPORATION         1995   137,308            -                -          14,288           13,960

Steven B. Schaver                     1997  $158,462   $        -       $   15,416          59,410        $  11,984
CHIEF OPERATING OFFICER               1996   142,498       11,787           14,340               -           12,516
     AND CHIEF FINANCIAL OFFICER      1995   116,755       21,012            4,777          23,240           10,597

David K. Moskowitz                    1997  $157,692   $        -       $        -          30,000        $  12,918
SENIOR VICE PRESIDENT                 1996   142,692       10,000                -           7,495           12,994
     GENERAL COUNSEL AND DIRECTOR     1995   130,000       10,000                -          28,048           13,270

___________
(1) With respect to Mr. Schaver, "Other Annual Compensation" includes housing and car allowances related to his overseas assignments. While each Named Executive Officer enjoys certain other perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of each Officer's salary and bonus.
(2) "All Other Compensation" includes amounts contributed to the corporation's 401(k) plan on behalf of the named executive officers. With respect to Mr. Ergen and Mr. Defranco for 1996, "All Other Compensation" also includes payments made in connection with a tax indemnification agreement between the Corporation and such individuals.

     The following table provides information concerning grants of options to purchase Class A Shares of the Corporation made in 1997 to the Named Executive
Officers:

                                                     OPTION GRANTS IN LAST FISCAL YEAR

                            NUMBER OF      PERCENT OF
                           SECURITIES    TOTAL OPTIONS       EXERCISE
                           UNDERLYING      GRANTED TO       PRICE PER
                              OPTIONS     EMPLOYEES IN        SHARE                            GRANT DATE
NAME                       GRANTED (#)        1997            ($/Sh)       EXPIRATION DATE    PRESENT VALUE
------------------------------------------------------------------------------------------------------------
Charles W. Ergen            30,000 (1)           3.85%        $18.29       February 2, 2007     $297,402 (2)
James DeFranco              30,000 (1)           3.85%        $17.00       February 2, 2007      305,268 (2)
Michael T. Dugan            38,820 (1)           4.98%        $17.00       February 2, 2007      395,017 (2)
Michael T. Dugan           100,000 (1)          12.83%        $17.00       December 31, 2007     933,470 (2)
Steven B. Schaver           59,410 (1)           7.62%        $17.00       February 2, 2007      604,532 (2)
David K. Moskowitz          30,000 (1)           3.85%        $17.00       February 2, 2007      305,268 (2)

______________
(1) In February and December 1997, the Corporation granted options to Mr. Ergen and other executive officers and key employees to purchase Class A Shares. The options granted during February 1997 vested 20% on February 2, 1998 and continue to vest 20% each year thereafter through February 2, 2002. The options granted in December 1997, excluding those options granted to Mr. Dugan, will vest 20% beginning December 31, 1998 and will continue to vest 20% each year thereafter through December 31, 2002. Mr. Dugan's options granted on December 31, 1997 will vest 33 1/3% beginning December 31, 1998 and will continue to vest 33 1/3% each year thereafter through December 31, 2000. See "- Stock Incentive Plan." All options expire five years from the date on which each portion of the option first becomes exercisable, subject to early termination in certain circumstances.

(2) Option values reflect Black-Scholes model output for options. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based compensation awards. The assumptions used in the model were expected volatility of 68%, risk free rate of return of 6.09%, dividend yield of 0%, and time to exercise of six years.

     The following table provides information as of December 31, 1997, concerning unexercised options to purchase Class A Shares:

                                                       FISCAL YEAR END OPTION VALUES

                                                                        NUMBER OF SECURITIES
                        NUMBER OF                                      UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
                          SHARES                                              OPTIONS AT                 IN-THE-MONEY OPTIONS AT
                         ACQUIRED                                     DECEMBER 31, 1997 (#)             DECEMBER 31, 1997 ($) (1)
                       ON EXERCISE            VALUE REALIZED        --------------------------          --------------------------
NAME                         (#)                    ($)             EXERCISABLE  UNEXERCISABLE          EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------------------
Charles W. Ergen                  -               $        -             41,428         73,875             $238,382       $158,931
James DeFranco                    -                        -             30,417         54,202              190,713        127,142
Michael T. Dugan              5,800                   73,804             26,159        177,382              123,849        111,255
Steven B. Schaver                 -                        -             15,722         77,641               64,126         56,479
David K. Moskowitz                -                        -             44,856         74,255              238,382        158,931

_____________
(1) The dollar value of each exercisable and unexercisable option was calculated by multiplying the number of Class A Shares underlying the option by the difference between the exercise price of the option and the closing price (as quoted in the Nasdaq National Market) of a Class A Share on December 31, 1997.

     EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Prior to October 1995, the Corporation did not have an Executive Compensation Committee, and its Board of Directors determined all matters concerning executive compensation.

     DIRECTOR COMPENSATION. Directors of the Corporation who are not also employees of the Corporation receive $500 for each meeting of the Board of Directors attended and are reimbursed for reasonable travel expenses related to attendance at Board meetings. Directors of the Corporation who are employees are not compensated for their services as Directors. Directors of the Corporation are elected annually by the shareholders of the Corporation. Directors who are not also employees of the Corporation are granted options under the 1995 Non-employee Director Stock Option Plan (the "Director Plan") to acquire 1,000 Class A Shares of the Corporation upon election to the Board.
Each of Messrs. Angelich and Friedlob was granted an option to acquire 1,000 Class A Shares of the Corporation on December 22, 1995 pursuant to the Director Plan. These options were 100% vested upon issuance and had an exercise price of $20.25 per share and a term of five years. These options were repriced to $17.00 per share during July 1997, as discussed below. Additionally, in February 1997, each of Messrs. Angelich and Friedlob was granted an option to acquire 5,000 Class A Shares of the Corporation. These options were 100% vested upon issuance and have an exercise price of $17.00 and a term of five years. In March 1998, upon appointment to EchoStar's Board of Directors, Mr. Daines was granted an option to acquire 1,000 Class A Shares of the Corporation. These options were 100% vested upon issuance, have an exercise price of $22.00, and a term of five years.

     STOCK INCENTIVE PLAN. The Corporation adopted the Incentive Plan to provide incentives to attract and retain Executive Officers and other key employees.
The Corporation's Executive Compensation Committee administers the Incentive Plan. Key employees are eligible to receive awards under the Incentive Plan, in the Committee's discretion.

     Awards available under the Incentive Plan include: (i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and
(vi) other stock-based awards. The Corporation has reserved up to 10 million Class A Shares for granting awards under the Incentive Plan. Under the terms of the Incentive Plan, the Executive Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards and to reprice awards.

     Pursuant to the Incentive Plan, the Corporation has granted options to its Executive Officers and other key employees for the purchase of a total of 2,082,697 Class A Shares. Options to purchase 1,524,567 Class A Shares were outstanding as of December 31, 1997. These options generally vest at the rate of 20% per year, commencing one year from the date of grant and 20% thereafter on each anniversary of the date of grant. The exercise prices of these options, which have always been equal to or greater than the fair market value at the date of grant, have ranged from $9.33 to $29.36 per Class A Share. Certain of these stock options were repriced as described below.

     Effective July 1, 1997, the Executive Compensation Committee voted to reprice all outstanding options with an exercise price greater than $17.00 per Class A Share to $17.00 per Class A Share. The price to which the options were repriced exceeded the fair market value of a Class A Share as of the date of repricing. The market value of Class A Shares on the date of repricing was $15.25 per Class A Share. The Executive Compensation Committee and the Board of Directors indicated that they would not typically consider reducing the exercise price of previously granted options. However, the Executive Compensation Committee and the Board of Directors recognized that certain events beyond the reasonable control of the employees of the Company (including particularly the failed transaction with The News Corporation Limited) had significantly reduced the incentive those options were intended to create. It is the expectation of the Executive Compensation Committee and the Board of Directors that by reducing the exercise price of these options to $17.00, the intended incentive will be restored in part.

     The following table provides information concerning the repricing of Incentive Plan stock options:

                                                         TEN-YEAR OPTION REPRICING

                                                                   MARKET
                                                 NUMBER OF        PRICE OF       EXERCISE
                                                 SECURITIES       STOCK AT       PRICE AT                     LENGTH OF ORIGINAL
                                                 UNDERLYING        TIME OF        TIME OF          NEW            OPTION TERM
                                                  OPTIONS         REPRICING      REPRICING       EXERCISE      REMAINING AT DATE
NAME AND POSITION                   DATE        REPRICED (#)         ($)            ($)         PRICE ($)        OF REPRICING
---------------------------------------------------------------------------------------------------------------------------------
Charles W. Ergen                July 1, 1997       14,705          $15.25         $18.7000         $17.00    3 years, 354 days
CHAIRMAN AND CHIEF              July 1, 1997       17,030           15.25          29.3600          17.00    5 years, 31 days
  EXECUTIVE OFFICER

Michael T. Dugan                July 1, 1997        9,877           15.25          20.2500          17.00    4 years, 174 days
PRESIDENT, ECHOSTAR             July 1, 1997       18,735           15.25          26.6875          17.00    5 years, 31 days
  TECHNOLOGIES CORPORATION

Steven B. Schaver               July 1, 1997       14,814           15.25          20.2500          17.00    4 years, 174 days
CHIEF OPERATING OFFICER
  AND CHIEF FINANCIAL
  OFFICER

David K. Moskowitz              July 1, 1997       14,814           15.25          20.2500          17.00    4 years, 174 days
SENIOR VICE PRESIDENT,          July 1, 1997        7,495           15.25          26.6875          17.00    5 years, 31 days
  GENERAL COUNSEL
  AND DIRECTOR

Mark W. Jackson                 July 1, 1997        9,877           15.25          20.2500          17.00    4 years, 174 days
SENIOR VICE PRESIDENT -
  SATELLITE SERVICES            July 1, 1997       11,240           15.25          26.6875          17.00    5 years, 31 days


Michael S. Schwimmer            July 1, 1997        7,495           15.25          26.6875          17.00    5 years, 31 days
VICE PRESIDENT -
   PROGRAMMING

     LAUNCH BONUS PLAN. Effective October 5, 1997, in connection with the launch of EchoStar III, the Corporation granted a performance award of ten Class A Shares to all full-time employees with more than 90 days of service. The total number of shares granted relative to the performance award approximated 12,250 shares. The Corporation expects to grant a performance award of ten Class A Shares to all full-time employees with more than 90 days of service in connection with the launch of EchoStar IV. The total number of shares to be issued will not be determinable until immediately prior to the launch of EchoStar IV. EchoStar IV is expected to be launched in the Spring of 1998.

     401(k) PLAN. In 1983, the Corporation adopted a defined-contribution tax-qualified 401(k) Plan. The Corporation's employees become eligible for participation in the 401(k) Plan upon completing six months of service with the Corporation and reaching age 21. 401(k) Plan participants may contribute between 1% and 15% of their compensation in each contribution period. The Corporation may make a 50% matching contribution up to a maximum of $1,000 per participant per calendar year. The Corporation may also make an annual discretionary profit sharing or employer stock contribution to the 401(k) Plan with the approval of the Board of Directors.

     401(k) Plan participants are immediately vested in their voluntary contributions, plus actual earnings thereon. The balance of the vesting in 401(k) Plan participants' accounts is based on years of service. A participant becomes 10% vested after one year of service, 20% vested after two years of service, 30% vested after three years of service, 40% vested after four years of service, 60% vested after five years of service, 80% vested after six years of service, and 100% vested after seven years of service.

     In March 1998, the Corporation contributed 80,000 Class A Shares to the 401(k) Plan as a discretionary employer stock contribution. These shares, which were allocated to individual participant 401(k) Plan accounts in proportion to their 1997 eligible compensation, are subject to the seven-year vesting schedule previously described. Class A Shares allocated to the 401(k) Plan accounts of the Named Executive Officers pursuant to the 1997 discretionary employer stock contribution were as follows: (i) Charles W. Ergen, 539 shares; (ii) Michael T. Dugan, 539 shares (iii) James DeFranco, 539 shares; (iv) Steven B. Schaver, 534 shares; (v) David K. Moskowitz, 531 shares and (vi) all Officers and Directors as a group, 4,247 shares.

PERFORMANCE GRAPH

     The graph on the following page sets forth the cumulative total shareholder return to the Corporation's shareholders during the period from June 21, 1995 to December 31, 1997. The graph appearing below assumes the investment on June 21, 1995 (the date of the Corporation's initial public offering) of $100 in Class A Shares of the Corporation, the Nasdaq Stock Market Index, and an industry peer group. The industry peer group consists of, Adelphia Communications Corporation, American Telecasting, Inc., Cablevision Systems Corporation, Century Communications Corporation, CAI Wireless Systems, Inc., Heartland Wireless Communications, Inc., Jones Intercable, Inc., People's Choice TV Corp., Tele-Communications, Inc., Tee-Comm Electronics, Inc., United States Satellite Broadcasting Company, Inc., US WEST Media Group, Wireless Cable of Atlanta, Inc., and Wireless One, Inc. ("Industry Peer Group"). Although the companies included in the industry peer group were selected because of similar industry characteristics, they are not entirely representative of the Corporation's business.

                              STOCK PRICE PERFORMANCE

                            Total Return to Stockholders
                        (Assumes $100 Investment on 6/21/95)

                                      [GRAPH]

--------------------------------------------------------------------------------
TOTAL RETURN ANALYSIS                      6/21/95  12/29/95  12/31/96 12/31/97
--------------------------------------------------------------------------------
EchoStar Communications Corporation         $100      $143      $129      $ 98
--------------------------------------------------------------------------------
Industry Peer Group                         $100       $87       $65      $118
--------------------------------------------------------------------------------
Nasdaq Composite (US)                       $100      $113      $139      $169
--------------------------------------------------------------------------------


     The above graph is not to be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                          REPORT ON EXECUTIVE COMPENSATION

     GENERAL. The foundation of the Corporation's compensation policy is to offer compensation packages to attract, retain and motivate Executive Officers over the long term. Prior to 1996, the compensation of Executive Officers was reviewed and approved annually by the President and Chief Executive Officer of the Corporation, Charles W. Ergen. Beginning in 1996, executive compensation is reviewed by the Executive Compensation Committee (the "Committee"). The two general elements in the Corporation's executive compensation program consist of base salary and long-term incentive compensation in the form of stock options and other awards offered under the Corporation's Incentive Plan.

     BASE SALARIES. Annual base salaries paid to the Corporation's Executive Officers have historically been fixed at levels below amounts paid to Executive Officers with comparable experience and responsibilities at other companies engaged in the same or similar business as the Corporation and with other companies of similar size. Changes in annual base salaries paid to Executive Officers are reviewed annually by the Committee and determined based on recommendations from the President and Chief Executive Officer. Prior to formation of the Committee in October 1995, changes in the base salaries of Executive Officers were reviewed by Mr. Ergen annually. Factors considered by Mr. Ergen in making his recommendation to the Committee are typically based on his perception of the individuals performance, success in achieving personal and company goals, and planned changes in responsibilities. Changes in the profitability of the Corporation and the market value of its securities are typically not considered in setting Executive Officer base compensation; however, an individual's extraordinary efforts resulting in tangible increases in corporate, division or department success are considered by Mr. Ergen in determining increases in base salary.

     STOCK OPTION AWARDS. Stock option grants under the Incentive Plan are designed to provide an additional incentive to attract and retain Executive Officers. In addition, stock options provide an incentive to Executive Officers to increase shareholder value on a sustained basis. Management believes that Executive Officers and other key employees, who are in a position to make a substantial contribution to the long-term success of the Corporation and to build shareholder value, should have a stake in the Corporation's ongoing success. This focuses attention on managing the Corporation as an owner with an equity position in the Corporation's business and seeks to align the key employee's interest with the long-term interests of shareholders. Stock options represent an important part of the Corporation's compensation program for Executive Officers, and, similar to other growing technology companies, represents a significant component of overall compensation.

     Awards under the Incentive Plan follow a review of the individual employee's performance, tenure and position in the Corporation, and long-term potential contribution to the Corporation. Generally, the number of options granted to an employee is based on a dollar value divided by the fair market value per Class A Share as reported in the Nasdaq's National Market System on the date of grant. For example, a key employee may be granted $25,000 worth of stock options, which at $20.00 per Class A Share, results in the grant of options to purchase 1,250 Class A Shares of stock.

     The dollar value awarded has typically ranged from $25,000 to $500,000 and is generally determined based on the key employee's level of responsibility, position in the Corporation, potential to contribute to the long-term success of the Corporation or otherwise achieve significant corporate goals, and on the number of options previously granted to the employee. Neither Management nor the Board of Directors assign specific weights to these factors, although the employee's position and a subjective evaluation of his performance are considered most important. Awards are generally made to Director level and above employees, although in certain circumstances grants are made to certain other employees based on length of service or contribution to the Corporation.

     To encourage key employees to remain in the employ of the Corporation or its subsidiaries, options granted under the Incentive Plan to date generally vest and become exercisable over a five-year period. Options granted under the Incentive Plan generally are not exercisable until one year after the date of grant.

     Stock options were awarded under the Incentive Plan to key employees on February 12, 1997 and December 31, 1997. In connection with these grants, the Corporation's President and Chief Executive Officer, in consultation with members of the Board of Directors, determined the recipients of stock options taking into account the respective scope of accountability, strategic and operational goals and contribution of each recipient.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER.  The compensation paid to Charles
W. Ergen, the Corporation's Chief Executive Officer, is generally fixed at a level which the Committee believes is substantially below amounts paid to Chief Executive Officers at other companies engaged in the same or similar business as the Corporation and with other companies of similar size.

     Mr. Ergen's base salary for each of fiscal 1997 and fiscal 1996 was $190,000. Prior to 1996, changes in Mr. Ergen's base salary were determined by Mr. Ergen in consultation with members of the Board of Directors, taking into consideration subjective factors generally unrelated to the Corporation's level of profitability or the market value of the Corporation's securities. Beginning in 1996, changes in the base salary of Mr. Ergen are reviewed annually by the Committee based on recommendations from the Board of Directors. During the first quarter of 1998, the Committee approved a recommendation from the Board of Directors to increase Mr. Ergen's base salary to $250,000.

     Mr. Ergen was granted an option to purchase 30,000 Class A Shares in February 1997, representing approximately 13.40% of the total options granted to the Named Executive Officers on that occasion, and approximately 3.85% of the total stock options granted to key employees during all of fiscal 1997. The number of options granted to Mr. Ergen in 1997 reflected his length of service and contribution to the Corporation, among other factors.

     The report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


                                  Respectfully submitted,

                                  The Committee

                                  Raymond L. Friedlob
                                  O. Nolan Daines

                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of December 31, 1997, accrued dividends on the Preferred Shares of the Corporation payable to Messrs. Ergen and DeFranco aggregated $4.3 million and $228,000, respectively.

     Since March 1995, Mr. Ergen has served on the Board of Directors of SSET. In 1994, the Corporation purchased $8.75 million of SSET's seven-year, 6.5% subordinated convertible non-recourse debentures. In December 1994, DirectSat Corporation, a subsidiary of SSET, was merged with a wholly-owned subsidiary of the Corporation. As a result of this merger, SSET acquired 800,780 Class A Shares of the Corporation. During 1996 and 1997, SSET repurchased $4.8 million and $1.3 million of the outstanding convertible debentures and paid all outstanding accrued interest, respectively. During March 1998, SSET repurchased approximately $400,000 of the outstanding convertible debentures. The total amount owed by SSET to the Corporation as of December 31, 1997 related to the convertible debentures was approximately $2.3 million, including accrued interest. The outstanding convertible debentures are collateralized by approximately 230,000 shares of EchoStar Class A Common Stock.

     During 1997, the law firm of Friedlob, Sanderson, Raskin, Paulson & Tourtillott, LLC billed EchoStar approximately $210,000 in fees related to certain of the Corporation's 1997 securities offerings. Mr. Friedlob, a member of EchoStar's Board of Directors, is a partner of that law firm.

     O. Nolan Daines, who was recently appointed to EchoStar's Board of Directors, also is the founder of DiviCom. During 1997, EchoStar purchased approximately $14 million of equipment for its Digital Broadcast Operations Center and for certain of its other project integration services for international DTH ventures from DiviCom.

              PROPOSAL NO. 2 - RATIFICATION OF INDEPENDENT ACCOUNTANTS

     Since 1988, the firm of Arthur Andersen LLP, independent accountants, has examined and reported on the financial statements of the Corporation. The Board of Directors of the Corporation has appointed, subject to the approval of its shareholders, Arthur Andersen LLP as the independent accountants of the Corporation for the fiscal year ending December 31, 1998. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of the shareholders.

     If a quorum is present, the affirmative vote of a majority of the total voting power of the Corporation present or represented by proxy and entitled to vote at the Annual Meeting is required to approve the appointment of Arthur Andersen LLP as independents accountants.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THIS
                                    APPOINTMENT.

                      (ITEM NO. 2 ON THE ENCLOSED PROXY CARD).

            SUBMISSION OF SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals of shareholders intended to be submitted at the 1999 Annual Meeting of Shareholders must be received by the Corporation at the above address no later than December 30, 1998 to be eligible for inclusion in the Corporation's proxy statement and the accompanying proxy for such meeting.

                                   MISCELLANEOUS

     COST OF PROXY STATEMENT. The cost of the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally, by telephone or by a few regular employees of the Corporation without additional compensation. The Corporation does not expect to pay any compensation for the solicitation of proxies but will reimburse brokerage firms, custodians, nominees, fiduciaries and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses in forwarding proxy materials to beneficial owners of securities held of record by such persons and obtaining their proxies.

     ADDITIONAL INFORMATION AND INFORMATION INCORPORATED BY REFERENCE. The Corporation's Annual Report on Form 10-K for its fiscal year ended December 31, 1997 ("Form 10-K"), filed with the Commission on March 20, 1998, is incorporated herein by reference and attached hereto. Shareholders should carefully review the Corporation's Form 10-K prior to deciding how to vote their shares in connection with the matters set forth in this Proxy Statement.

                                   OTHER BUSINESS

     Management knows of no other business that will be presented to the Annual Meeting of Shareholders other than that which is set forth in this Proxy Statement.



                                   By Order of the Board of Directors

                                   /S/ DAVID K. MOSKOWITZ

                                   DAVID K. MOSKOWITZ,
                                   SENIOR VICE PRESIDENT, GENERAL COUNSEL,
                                        CORPORATE SECRETARY AND DIRECTOR

PROXY                                                                      PROXY

                PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints David K. Moskowitz and Steven B. Schaver, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Class A Shares of EchoStar Communications Corporation, held of record by the undersigned on April 9, 1998, at the Annual Meeting of Shareholders to be held on May 22, 1998, or any adjournment thereof.

     1.   ELECTION OF FIVE DIRECTORS.

          / /  FOR all nominees listed below (except as marked to the contrary)

          / /  WITHHOLD AUTHORITY to vote for all the nominees listed below

               Charles W. Ergen         James DeFranco      David K. Moskowitz
               Raymond L. Friedlob      O. Nolan Daines

               (INSTRUCTION: To withhold authority to vote for an individual nominee, cross out that nominee's name above.)

     2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE CORPORATION FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                    / /  FOR  / /  AGAINST   / /  ABSTAIN

     3. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE FIVE (5) DIRECTORS SET FORTH ABOVE AND FOR THE RATIFICATION OF ARTHUR ANDERSEN AS THE CORPORATION'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement furnished herewith.

                                         Dated: ____________________,1998


                                         -------------------------------------
                                                     Signature



                                         -------------------------------------
                                              Signature if held jointly

                                         Signatures should agree with the
                                         name(s) stenciled hereon.  Executors,
                                         administrators, trustees, guardians
                                         and attorneys should indicate when
                                         signing.  Attorneys should submit
                                         powers of attorney.

     PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ABOVE.